Exhibit 10.1

SUPPORT AND VOTING AGREEMENT

THIS AGREEMENT is made as of the 11th day of February, 2016.

BETWEEN:

SUNOPTA INC. (the "Shareholder")

-and-

WEDGE ACQUISITION INC., a corporation existing under the laws of Canada (the "Acquiror")

-and-

WEDGE ACQUISITION HOLDINGS INC., a corporation existing under the laws of British Columbia (the "Acquiror Parent")

WHEREAS the Shareholder is the registered and beneficial owner of 11,933,900 common shares (the "Subject Securities") in the issued and outstanding share capital of Opta Minerals Inc. (the "Corporation");

AND WHEREAS the Acquiror, the Acquiror Parent and the Corporation have entered into an acquisition agreement (the "Acquisition Agreement") concurrently with the entering into of this support and voting agreement (the "Agreement");

AND WHEREAS the Acquisition Agreement provides for the Acquiror to take the Corporation private pursuant to an amalgamation of the Acquiror and the Corporation under Section 181 of the Canada Business Corporations Act;

AND WHEREAS the Shareholder acknowledges that the Acquiror and the Acquiror Parent would not enter into the Acquisition Agreement but for the execution and delivery of this Agreement by the Shareholder;

NOW THEREFORE in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties hereto agree as follows:

ARTICLE 1.
INTERPRETATION

Section 1.1	Definitions in Acquisition Agreement

All terms used in this Agreement that are not defined herein and that are defined in the Acquisition Agreement shall have the respective meanings ascribed to them in the Acquisition Agreement.

ARTICLE 2.
COVENANTS OF THE SHAREHOLDER

Section 2.1	General

The Shareholder hereby covenants and agrees in favour of the Acquiror and the Acquiror Parent that, from the date hereof until the earlier of (i) the Effective Date, and (ii) the termination of this Agreement in accordance with Article 5, except as permitted by this Agreement:

(a)

at the Meeting (including in connection with any separate vote of any sub-group of securityholders of the Corporation that may be required to be held and of which sub-group the Shareholder forms part) or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent in lieu of a meeting) with respect to the Amalgamation Resolution (or a resolution with respect to an Alternative Transaction) is sought, the Shareholder shall cause its Subject Securities to be counted as present for purposes of establishing quorum and shall vote (or cause to be voted) its Subject Securities and any other common shares of the Corporation which it may then beneficially own (i) in favour of the approval of the Amalgamation Resolution (or a resolution with respect to an Alternative Transaction), and (ii) in favour of any other matter necessary for the consummation of transactions contemplated by the Acquisition Agreement;

(b)

at any meeting of securityholders of the Corporation (including in connection with any separate vote of any sub-group of securityholders of the Corporation that may be required to be held and of which sub-group the Shareholder forms part) or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval of all or some of the securityholders of the Corporation is sought (including by written consent in lieu of a meeting), the Shareholder shall cause its Subject Securities to be counted as present for purposes of establishing quorum and shall vote (or cause to be voted) its Subject Securities and any other common shares of the Corporation which it may then beneficially own against any (i) Acquisition Proposal and/or any matter that could reasonably be expected to delay, prevent or frustrate the successful completion of the Amalgamation (or an Alternative Transaction) or any of the transactions contemplated by the Acquisition Agreement, or (ii) action or agreement (including, without limitation, any amendment of any agreement) that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Corporation in the Acquisition Agreement or the Shareholder in this Agreement;

(c)

as soon as practicable following the mailing of the Circular and in any event no later than ten Business Days prior to the date of the Meeting, the Shareholder shall deliver or cause to be delivered to the Corporation, with a copy to the Acquiror and the Acquiror Parent concurrently, a duly executed proxy or proxies directing those individuals as may be designated by the Corporation in the Circular to vote (i) in favour of the approval of the Amalgamation Resolution (or a resolution in favour of an Alternative Transaction), and (ii) in favour of any other matter necessary for the consummation of transactions contemplated by the Acquisition Agreement, and each such proxy or proxies shall not be revoked without the written consent of the Acquiror and the Acquiror Parent;

(d)	the Shareholder shall tender the Subject Securities and any other common shares of the Corporation which it may then beneficially own to any Alternative Transaction, if applicable;

(e)

in the event that any transaction (other than the Amalgamation or any Alternative Transaction) is presented for approval of, or acceptance by, the Corporation, whether or not it may be recommended by the board of directors of the Corporation, not to directly or indirectly, accept, assist or otherwise further the successful completion of such transaction or purport to tender or deposit into any such transaction any of the Subject Securities or any other common shares of the Corporation which it may then beneficially own, and the Shareholder will, if requested by the Acquiror or the Acquiror Parent, publicly affirm his, her or its commitment to vote in favour of the Amalgamation (or any Alternative Transaction).

(f)	the Shareholder shall not, directly or indirectly, or, if applicable, through any officer, director, employee, representative or agent of the Shareholder or the Corporation:

(i)

solicit, assist, initiate, encourage or facilitate (including, without limitation, by way of furnishing non-public information, entering into any form of written or oral agreement, arrangement or understanding or soliciting proxies) any inquiries, proposals or offers regarding an Acquisition Proposal;

(ii)	engage in or facilitate any discussions or negotiations regarding, or provide any confidential information with respect to, any Acquisition Proposal;

(iii)	approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal;

(iv)	withdraw support, or propose publicly to withdraw support, from the transactions contemplated by the Acquisition Agreement;

(v)

influence the board of directors of the Corporation to withdraw or modify in a manner adverse to the Acquiror or the Acquiror Parent, its approval of the transactions contemplated in the Acquisition Agreement;

(vi)	enter, or propose publicly to enter, into any agreement related to any Acquisition Proposal; and

(vii)	join in the requisition of any meeting of the securityholders of the Corporation for the purpose of considering any resolution related to any Acquisition Proposal.

(g)

the Shareholder shall immediately cease and cause to be terminated any existing solicitation, discussion or negotiation commenced prior to the date of this Agreement with any person (other than the Acquiror, the Acquiror Parent and their respective affiliates) by the Shareholder or, if applicable, any of the officers, directors, employees, representatives or agents of the Shareholder with respect to any potential Acquisition Proposal, whether or not initiated by Shareholder or any of the officers, directors, employees, representatives or agents of the Shareholder;

(h)

the Shareholder shall promptly notify the Acquiror and the Acquiror Parent, at first orally and then in writing, of any Acquisition Proposal received by the Shareholder after the date hereof, any approach made by a third party to the Shareholder regarding a potential Acquisition Proposal or any request received by the Shareholder after the date hereof for non-public information relating to an Acquisition Proposal. Such notice shall include a description of the material terms and conditions (including but not limited to the purchase price, break fee, closing conditions and any other material terms and conditions) of any proposal received by the Shareholder and provide such details of the proposal, enquiry or contact as the Acquiror or the Acquiror Parent may reasonably request, including the identity of the person making such proposal, inquiry or contact;

(i)

the Shareholder shall not release or permit the release of any third party from or waive any confidentiality, non-solicitation or standstill agreement to which the Shareholder and any such third party are parties;

(j)

the Shareholder shall not directly or indirectly, (i) sell, transfer, gift, assign, grant a participation interest in, option, pledge, hypothecate, grant a security or voting interest in or otherwise convey or encumber (each, a "Transfer"), or enter into any agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of any of its Subject Securities to any person, other than pursuant to the Acquisition Agreement, (ii) grant any proxies or power of attorney, deposit any of its Subject Securities into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to its Subject Securities, other than pursuant to this Agreement or (iii) agree to take any of the actions described in the foregoing clauses (i) and (ii);

(k)

the Shareholder shall not take any other action of any kind, directly or indirectly, which would make any representation or warranty of the Shareholder set forth in this Agreement untrue or incorrect in any material respect or might reasonably be regarded, individually or in the aggregate, as likely to reduce the success of, or delay or interfere with, the completion of the transactions contemplated by the Acquisition Agreement;

(l)

the Shareholder shall not exercise any rights of appraisal or rights of dissent provided under any applicable Laws or otherwise in connection with the Amalgamation, an Alternative Transaction or the transactions contemplated by the Acquisition Agreement considered at the Meeting in connection therewith;

(m)

the Shareholder shall promptly notify the Acquiror and the Acquiror Parent of the amount of any debt or equity securities or other interests in the Corporation acquired by the Shareholder, to the extent it is permitted to do so, after the date hereof. Any such securities or other interests shall be subject to the terms of this Agreement as though owned by the Shareholder on the date hereof and shall be included in the definition of "Subject Securities." Without limiting the foregoing, in the event of any stock split, stock dividend or other change in the capital structure of the Corporation affecting the securities of the Corporation, the number of securities constituting Subject Securities shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any securities of the Corporation issued to the Shareholder in connection therewith; and

(n)

the Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments and shall take all such other action necessary or as the Acquiror may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Acquisition Agreement.

Section 2.2	Election of Cash and Note Option

The Shareholder hereby covenants and agrees in favour of the Acquiror and the Acquiror Parent that it irrevocably elects to receive the Cash and Note Option, and that it shall deposit with the Depositary a duly completed and executed letter of transmittal and election form indicating such election prior to the election deadline indicated therein, together with all documents and certificates required to be accompanied therewith.

Section 2.3	Breach

The Shareholder shall promptly advise the Acquiror and the Acquiror Parent, at first orally and then in writing, of any development that causes, or that would reasonably be expected to cause, a breach by the Shareholder of any representation, warranty, covenant or agreement contained in this Agreement.

ARTICLE 3.
NO FIDUCIARY DUTIES AS SHAREHOLDER

Notwithstanding any provision of this Agreement to the contrary, an officer or director of the Shareholder that is a director or officer of the Corporation shall not be limited or restricted in any way whatsoever in the exercise of his fiduciary duties as a director or officer of the Corporation, provided that the Shareholder agrees and acknowledges that this Agreement may not be terminated by the Shareholder in the event of a Superior Proposal and the performance of such duties as a director or officer may not impact the Shareholder's obligations under this Agreement, including Section 2.1, or otherwise entitle the Shareholder to terminate this Agreement in the event of a Superior Proposal.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES

Section 4.1	Representations and Warranties of the Shareholder

The Shareholder represents and warrants to the Acquiror and the Acquiror Parent as follows, and acknowledges that the Acquiror and the Acquiror Parent are relying upon such representations and warranties in entering into this Agreement and the Acquisition Agreement and that such representations and warranties will survive the completion of the Amalgamation or the transactions contemplated by the Acquisition Agreement for an indefinite period:

(a)	Capacity. The Shareholder has the corporate power and capacity to execute and deliver this Agreement and to perform its obligations hereunder.

(b)

Authorization. The execution, delivery and performance of this Agreement by the Shareholder have been duly authorized by its board of directors or other authorized decision-making body and no other internal approvals or proceedings on its part are necessary to authorize this Agreement.

(c)

Enforceable. This Agreement has been duly executed and delivered by the Shareholder and constitutes its legal, valid and binding obligation, enforceable against the Shareholder in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors' rights generally, and to general principles of equity.

(d)

Ownership of Shares. The Shareholder is the sole beneficial owner of the Subject Securities. The Shareholder is and will be, immediately prior to the Effective Date, the beneficial owner of its Subject Securities, with good and marketable title thereto free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands or rights of others of any nature or kind whatsoever.

(e)

Exercise of control or direction. Other than the Subject Securities, the Shareholder, to the best of its knowledge, does not own of record or beneficially, or exercise control or direction over, or hold any right to acquire, any securities of the Corporation.

(f)	No Breach. Neither the execution and delivery of this Agreement by the Shareholder, nor the compliance by the Shareholder with any of the provisions hereof will:

(i)

result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) (or give rise to any third party right of termination, cancellation, material modification, acceleration, purchase or right of first refusal) under any term or provision of any constating or governing documents, by-laws or resolutions of the Shareholder, or under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, contract, license, agreement, lease, permit or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or any of its properties or assets (including the Subject Securities) may be bound; or

(ii)

subject to compliance with any approval contemplated by the Acquisition Agreement and Laws, violate or conflict with any judgement, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Shareholder or any of its properties or assets.

(g)

No Agreements. No Person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer of any of the Subject Securities, or any interest therein or right thereto, except pursuant to this Agreement or the Acquisition Agreement.

(h)

Voting. The Shareholder has the sole and exclusive right to enter into this Agreement and to vote the Subject Securities as contemplated herein. None of the Subject Securities is subject to any proxy, power of attorney, attorney-in-fact, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind.

(i)

Consents. Except for the consent of the Lenders (as defined below) in accordance with each of the pledges (collectively, the "Share Pledges") of, inter alia, the Subject Securities made by the Shareholder in favour of its principal lenders (collectively, the "Lenders") pursuant to the seventh amended and restated credit agreement made as of July 27, 2012 (as amended) and the bridge loan agreement dated October 8, 2015 in each case among the Shareholder and the Lenders (which consents have been obtained by the Shareholder), no consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity or other Person is required to be obtained by the Shareholder in connection with the execution, delivery or performance of this Agreement.

(j)

Legal Proceedings. There are no legal proceedings in progress or pending before any Governmental Entity or, to the knowledge of the Shareholder, threatened against the Shareholder or any judgment, decree or order against the Shareholder that would adversely affect in any manner the ability of the Shareholder to enter into this Agreement and to perform its obligations hereunder or the title of the Shareholder to any of the Subject Securities.

(k)

Reporting of Prior Trading Activity. All prior acquisitions, dispositions, trades or other hedging or monetization activities in shares or other securities of the Corporation undertaken prior to the date hereof by the Shareholder, affiliates of the Shareholder or parties acting jointly or in concert with the Shareholder have been duly reported at www.sedi.ca in accordance with applicable Canadian securities laws and regulations.

Section 4.2	Additional Representations and Warranties of the Shareholder

The Shareholder hereby makes in favour of the Acquiror and the Acquiror Parent the representations and warranties with respect to the Corporation and the Opta Minerals Subsidiaries contained in Schedule "A" attached hereto (which forms an integral part of this Agreement), and acknowledges that the Acquiror and Acquiror Parent are relying upon such representations and warranties in entering into this Agreement and the Acquisition Agreement. Such representations and warranties will survive the completion of the Amalgamation or the transactions contemplated by the Acquisition Agreement for the period contemplated in Schedule "A" attached hereto.

Section 4.3	Representations and Warranties of the Acquiror and the Acquiror Parent

The Acquiror and the Acquiror Parent hereby represent and warrant to the Shareholder as follows, and acknowledge that the Shareholder is relying upon such representations and warranties in entering into this Agreement that:

(a)

Capacity. The Acquiror and the Acquiror Parent have the requisite corporate power and capacity to execute and deliver this Agreement and the Acquisition Agreement and to perform their respective obligations hereunder.

(b)

Authorization. The execution, delivery and performance of this Agreement and the Acquisition Agreement by the Acquiror and the Acquiror Parent have been duly authorized by their respective board of directors and no other internal proceedings on their part are necessary to authorize this Agreement and the Acquisition Agreement.

(c)

Enforceable. Each of this Agreement and the Acquisition Agreement has been duly executed and delivered by the Acquiror and the Acquiror Parent and constitutes their legal, valid and binding obligations, enforceable against them in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors' rights generally, and to general principles of equity.

(d)

No Breach. Neither the execution and delivery of this Agreement or the Acquisition Agreement by the Acquiror or the Acquiror Parent nor the compliance by them with any of the provisions hereof or thereof will result in a violation or breach of, require any consent to be obtained under or give rise to any termination rights or payment obligation under any provision of:

(A)	their respective articles or by-laws (or other constating documents);

(B)	any resolution of their respective board of directors (or any committee thereof) or of their respective shareholders; or

(C)

any material Contract to which the Acquiror or the Acquiror Parent or any of their respective Subsidiaries is a party or by which any of them is bound or their respective properties or assets are bound.

(e)

Consents. Other than as disclosed in the disclosure schedules to the Acquisition Agreement, no consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity or other Person is required to be obtained by the Acquiror or the Acquiror Parent in connection with the execution, delivery or performance of this Agreement or the Acquisition Agreement.

(f)

Legal Proceedings. There are no legal proceedings in progress or pending before any Governmental Entity or, to the knowledge of the Acquiror or the Acquiror Parent, threatened against the Acquiror or the Acquiror Parent or any judgment, decree or order against the Acquiror or the Acquiror Parent that would adversely affect in any manner their ability to enter into this Agreement or the Acquisition Agreement and to perform their obligations hereunder.

(g)

Sufficient Funds. The Acquiror or the Acquiror Parent will have on the Effective Date sufficient immediately available funds to pay or cause the Corporation to pay in full the aggregate Consideration in accordance with Section 2.6 of the Acquisition Agreement.

ARTICLE 5.
TERMINATION

Section 5.1	Automatic Termination

This Agreement shall automatically terminate upon the valid termination of the Acquisition Agreement in accordance with its terms.

Section 5.2	Termination by the Shareholder, the Acquiror or the Acquiror Parent

This Agreement may be terminated by notice in writing:

(a)	at any time prior to the Effective Time, by the mutual agreement of the parties;

(b)

by the Acquiror or the Acquiror Parent if (i) the Shareholder breaches or is in default of any of the covenants or obligations of the Shareholder under this Agreement and such breach or such default has or may reasonably be expected to have an adverse effect on the consummation of the transactions contemplated by the Acquisition Agreement, or (ii) any of the representations or warranties of the Shareholder under this Agreement shall have been at the date hereof, or subsequently become, untrue or incorrect in any material respect; provided in each case that the Acquiror or the Acquiror Parent has notified the Shareholder in writing of any of the foregoing events and the same has not been cured by the Shareholder within ten days of the date such notice was received by the Shareholder;

(c)

by the Shareholder if (i) the Acquiror or the Acquiror Parent breaches or is in default of any of the covenants or obligations of the Acquiror or the Acquiror Parent under this Agreement and such breach or such default has or may reasonably be expected to have an adverse effect on the consummation of the transactions contemplated by the Acquisition Agreement or (ii) any of the representations or warranties of the Acquiror or the Acquiror Parent under this Agreement shall have been at the date hereof, or subsequently become, untrue or incorrect in any material respect, except to the extent any such failure to be true or correct would not have a material adverse effect on the Acquiror's or the Acquiror Parent's ability to consummate the Amalgamation; provided in each case that the Shareholder has notified the Acquiror or the Acquiror Parent in writing of any of the foregoing events and the same has not been cured by the Acquiror or the Acquiror Parent within ten days of the date such notice was received by the Acquiror or the Acquiror Parent; or

(d)

by the Shareholder if, without the Shareholder's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), the Acquisition Agreement is amended in any material respect in such a manner that would be materially adverse to the interests of the Shareholder, including, without limitation, to provide for any decrease in the Consideration set out in the Acquisition Agreement otherwise than pursuant to adjustments provided for in the Acquisition Agreement.

Section 5.3	Effect of Termination

If this Agreement is terminated in accordance with this Article 5, the provisions of this Agreement will become void and no party shall have liability to any other party, except in respect of a breach of a representation, warranty or covenant of this Agreement which occurred prior to such termination. The Shareholder shall be entitled to withdraw any form of proxy in respect of the Amalgamation Resolution in the event this Agreement is duly terminated in accordance with this Article 5.

ARTICLE 6.
GENERAL

Section 6.1	Headings, etc.

The division of this Agreement into Articles, Sections and Schedules and the insertion of the recitals and headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement or in the Schedules hereto to Articles, Sections and Schedules refer to Articles, Sections and Schedules of and to this Agreement or of the Schedules in which such reference is made, as applicable.

Section 6.2	Incorporation of Schedules

Schedule "A" attached hereto, for all purposes hereof, forms an integral part of this Agreement.

Section 6.3	Further Assurances

The Shareholder, the Acquiror and the Acquiror Parent will, from time to time, execute and deliver all such further documents and instruments and do all such acts and things as the other party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement. Subject to the terms and conditions herein, the Shareholder, the Acquiror and the Acquiror Parent agree to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement, by the Acquisition Agreement and by the Amalgamation Agreement.

Section 6.4	Disclosure

Except as required by applicable Laws or regulations or by any Governmental Entity or in accordance with the requirements of any stock exchange, no party shall make any public announcement or statement with respect to this Agreement without the approval of the other, which shall not be unreasonably withheld or delayed. Moreover, the parties agree to consult with each other prior to issuing each public announcement or statement with respect to this Agreement, subject to the overriding obligations of applicable Laws. Provided that the Shareholder has first been given a reasonable opportunity to review and comment on any such proposed disclosure, the Shareholder consents to the details of this Agreement being described in any information circular or press release prepared by the Corporation in connection with the Amalgamation, in any take-over bid circular prepared by the Acquiror or the Acquiror Parent with respect to any offer to acquire securities of the Corporation and in any material change report prepared by the Corporation in connection with the execution and delivery of this Agreement and the Acquisition Agreement, and this Agreement being made publicly available, including by filing on SEDAR.

Section 6.5	Time

Any date, time or period referred to in this Agreement will be of the essence.

Section 6.6	Governing Law

This Agreement will be governed, including as to validity, interpretation and effect, by the laws of the Province of Ontario and the laws of Canada applicable therein, and will be construed and treated in all respects as an Ontario contract. Each of the parties hereby irrevocably attorns to the exclusive jurisdiction of the Courts of the Province of Ontario in respect of all matters arising under and in relation to this Agreement.

Section 6.7	Entire Agreement

This Agreement and the provisions of the Acquisition Agreement incorporated herein by reference, and the Amalgamation Agreement constitute the entire agreement and understanding between and among the parties hereto with respect to the subject matter hereof and supersede any prior agreement, representation or understanding with respect thereto.

Section 6.8	Amendments and Waivers

Each party hereto agrees and confirms that any provision of this Agreement may be amended modified, altered, supplemented or waived if, and only if, such amendment, modification, alteration, supplement or waiver is in writing and signed, in the case of an amendment, by all of the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective, and no failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any of the provisions of this Agreement will be deemed to constitute a waiver of any other provision (whether or not similar).

Section 6.9	Severability

To the extent permitted by applicable Law, the parties waive any provision of applicable Law which renders any provision of this Agreement invalid or unenforceable in any respect. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 6.10	Assignment

The provisions of this Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors, permitted assigns and legal personal representatives, provided that no party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other parties hereto, except that the Acquiror and the Acquiror Parent may assign, delegate or otherwise transfer any of their respective rights, interests or obligations under this Agreement to an affiliate, without reducing their own respective obligations hereunder.

Section 6.11	Notices

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given and received on the day it is delivered, provided that it is delivered on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if notice is delivered after 5:00 p.m. local time or if such day is not a Business Day then the notice shall be deemed to have been given and received on the next Business Day. Notice shall be sufficiently given if delivered (either in person, by courier service or other personal method of delivery), or if transmitted by facsimile to the parties at the following addresses (or at such other addresses as shall be specified by any party by notice to the other given in accordance with these provisions).

The address for service for each of the Parties hereto shall be as follows:

(a)	If to the Acquiror or the Acquiror Parent (c/o Speyside Equity Fund I LP):

55 Bridge Street
Lambertville, NJ
08530, USA

Attention: Kevin Daugherty
Fax: (514) 397-3581

with a copy (which shall not constitute notice) to:

Stikeman Elliott LLP
1155 René-Lévesque Blvd. W.
40th Floor
Montreal, Québec, H3B 3V2

	Attention:	John W. Leopold and David Massé
	Fax:	514-397-3222

(b)	If to the Shareholder:

SunOpta Inc.
2233 Argentia Road
Suite 401
Mississauga ON L5N 2X7

	Attention:	Chief Financial Officer
	Fax:	905-819-7971

	-	and to -

SunOpta Inc.
7301 Ohms Lane, Suite 600
Edina, MN 55439

	Attention:	General Counsel
	Fax:	952-835-1991

or to such other address as the relevant person may from time to time advise by notice in writing given pursuant to this Section 6.11.

Section 6.12	Specific Performance and other Equitable Rights

(a)

The parties hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties acknowledge and hereby agree that in the event of any breach or threatened breach by any of the Shareholder, on the one hand, or the Acquiror or the Acquiror Parent, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Acquiror or the Acquiror Parent, on the one hand, or the Shareholder, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Each of the parties hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by it, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other parties under this Agreement.

(b)

The parties hereto further agree that (x) by seeking the remedies provided for in this Section 6.12, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 6.12 are not available or otherwise are not granted, and (y) nothing set forth in this Section 6.12 shall require any party hereto to institute any proceeding for (or limit any party's right to institute any proceeding for) specific performance under this Section 6.12 prior or as a condition to exercising any termination right under Section 5.1 or Section 5.2 (and pursuing damages after such termination), nor shall the commencement of any legal proceeding restrict or limit any party's right to terminate this Agreement in accordance with the terms of Section 5.1 or Section 5.2 or pursue any other remedies under this Agreement that may be available then or thereafter.

(c)

Any amount that the Acquiror or the Acquiror Parent may be entitled to in the event of any breach by the Shareholder of its covenants or obligations set forth in this Agreement to vote in favour of the Amalgamation or tender to any Alternative Transaction will be reduced by an amount equal to any amount paid to the Acquiror by the Corporation as a Termination Payment pursuant to the Acquisition Agreement, provided that such Termination Payment has been paid within the time specified in Section 9.3 of the Acquisition Agreement in respect of a Termination Payment Event.

Section 6.13	Expenses

Each of the parties shall pay its respective legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred, provided that each party (the "Breaching Party") shall pay the fees and disbursements of legal counsel to another party (the "Non-Breaching Party") to the extent related to any proceedings brought by a Non-Breaching party to enforce this Agreement as a result of a breach of any provision of this Agreement by the Breaching Party.

Section 6.14	Independent Legal Advice

Each of the parties hereby acknowledges that it has been afforded the opportunity to obtain independent legal advice and confirms by the execution and delivery of this Agreement that they have either done so or waived their right to do so in connection with the entering into of this Agreement.

Section 6.15	Financial Information

The Acquiror and the Acquiror Parent hereby covenant and agree to:

(a)

cause the Corporation to provide and make available to the Shareholder the following information in respect of the Corporation as at and for the periods specified in the table below no later than the dates specified below:

Fiscal Period	Required Information	Delivery Date
Each fiscal quarter ended prior to the Effective Date	Unaudited balance sheet, income statement and complete trial balance	Within 20 days of the end of such fiscal quarter
“Stub” period commencing on the first day of the fiscal quarter commencing immediately prior to the Effective Date and ending on the Effective Date	Unaudited balance sheet, income statement and complete trial balance	Within 30 days of the Effective Date, and in no scenario longer than 20 days following the end of a scheduled fiscal quarter

(b)

upon reasonable notice (including following the Corporation's fiscal year ended December 31, 2016), cause the Corporation to provide the Shareholder and its auditors and each of their respective representatives reasonable access during normal business hours to all books and financial records relating to and in the possession of the Corporation that are reasonably required for the preparation of the Shareholder's financial statements for such periods, together with the assistance of those employees of the Corporation involved with financial reporting that the Shareholder may reasonably request.

The Shareholder hereby covenants and agrees to reimburse the Corporation for any incremental expenses incurred by the Corporation in providing the foregoing financial information, access or assistance of employees. The Corporation agrees that it shall in good faith advise the Shareholder of such expenses prior to incurring expenses in an amount exceeding $2,000.

Section 6.16               Execution and Delivery

This Agreement may be executed by the parties in counterparts and may be executed and delivered by facsimile, e-mail transmission of Adobe Acrobat files or other electronic means and all the counterparts and facsimile, e-mail or other electronic copies together constitute one and the same agreement, and such facsimile, e-mail or other electronic copies will be legally effective to create a valid and binding agreement between the parties.

[signature page follows]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

SUNOPTA INC.

By: (signed) “Craig Hanna”

Name: Craig Hanna

Title: Vice President Corporate Development

WEDGE ACQUISITION INC.

By: (signed) “Kevin Daugherty”

Name: Kevin Daugherty

Title: Director

WEDGE ACQUISITION HOLDINGS INC.

By: (signed) “Kevin Daugherty”

Name: Kevin Daugherty

Title: Director

SCHEDULE “A”

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER
AS TO THE CORPORATION

1.1	Representations and Warranties of the Shareholder as to the Corporation

The Shareholder represents and warrants to the Acquiror and the Acquiror Parent, in each case to the best of its Knowledge, as follows, and acknowledges that the Acquiror and the Acquiror Parent are each relying upon such representations, warranties and covenants in entering into this Agreement and the Acquisition Agreement. For purposes of this Schedule "A", "Knowledge" shall mean the knowledge of Steve Bromley or Jeremy Kendall, after due inquiry, including inquiries with the relevant officers and employees the Corporation, or such knowledge as Steve Bromley or Jeremy Kendall would reasonably be expected to have acquired in fulfilling his duties as a director of the Corporation:

Environmental:

(a)	Except as disclosed in Section 23 of the Disclosure Letter:

(i)

the operation of the businesses of the Corporation and the Opta Minerals Subsidiaries, the property and assets owned or used by the Corporation and the Opta Minerals Subsidiaries and the use, maintenance and operation thereof have been and are in compliance with all Environmental Laws;

(ii)	each of the Corporation and the Opta Minerals Subsidiaries has complied in all material respects with all reporting and monitoring requirements under all Environmental Laws; and

(iii)	each of the Corporation and the Opta Minerals Subsidiaries has obtained all Environmental Permits necessary to conduct its business and to own, use and operate its properties and assets.

(b)	Except as disclosed in 23 of the Disclosure Letter:

(iv)

neither the Corporation nor any Opta Minerals Subsidiary has ever been convicted of an offence for non-compliance with any Environmental Laws or Environmental Permits or been fined or otherwise sentenced or settled such prosecution short of conviction;

(v)	neither the Corporation nor any Opta Minerals Subsidiary has received any notice of any non-compliance with any Environmental Laws or Environmental Permits;

(vi)

the operation of the businesses of the Corporation and the Opta Minerals Subsidiaries, the property and assets owned or used by the Corporation and the Opta Minerals Subsidiaries and the use, maintenance and operation thereof have been and are in compliance with all Environmental Permits; and

(vii)

each of the Corporation and the Opta Minerals Subsidiaries has, at all times, used, generated, treated, stored, transported, disposed of or otherwise handled its Hazardous Substances in compliance with all Environmental Laws and Environmental Permits.

(c)

Neither the Corporation nor any Opta Minerals Subsidiary is, and there is no reasonable basis upon which the Corporation or any of the Opta Minerals Subsidiaries could become, responsible for any material clean-up or corrective action under any Environmental Laws.

(d)

The Corporation has provided to the Acquiror true and complete copies of all reports or other documents in its possession or the possession of the Opta Minerals Subsidiaries relating to compliance with Environmental Laws or Environmental Permits.

Tax Matters

(a)

Except as disclosed in Section 19(a) of the Disclosure Letter, each of the Corporation and the Opta Minerals Subsidiaries has duly and in a timely manner filed all Tax returns required to be filed by it and all such returns were correct and complete in all material respects at the time of filing. Each of the Corporation and the Opta Minerals Subsidiaries has paid on a timely basis all Taxes, including instalments, which are due and payable, and has paid all assessments and reassessments, and all other Taxes due and payable by it on or before the date hereof, other than those which are being contested in good faith and in respect of which reserves have been provided in the most recently published financial statements of the Corporation (if such reserves are required under IFRS). Adequate provision has been made on the consolidated financial statements of the Corporation for all Taxes assessed and all Taxes owing by any of the Corporation or any Opta Minerals Subsidiary that are not yet due and payable and that relate to periods ending on or prior to the date hereof in conformity with IFRS and all other applicable accounting rules and principles. Except as disclosed in Section 19(a) of the Disclosure Letter, there are no actions, suits, proceedings, investigations or claims outstanding, pending or threatened against the Corporation or any of the Opta Minerals Subsidiaries in respect of Taxes or assessments or any matters under discussion with any Governmental Entity relating to Taxes or assessments asserted by any such authority.

(b)

Neither the Corporation nor any Opta Minerals Subsidiary is party to any material tax sharing agreement, tax indemnification agreement or other agreement or arrangement relating to Taxes with any person (other than the Corporation or any Opta Minerals Subsidiary).

(c)

Each of the Corporation and the Opta Minerals Subsidiaries has withheld from each payment made to all of its current and former officers, directors and employees, and from each other payment of any nature made to any person, the amount of all Taxes including, but not limited to, income tax and other deductions required to be withheld therefrom and has paid the same to the applicable Governmental Entity within the time required under applicable Laws.

(d)

Each of the Corporation and the Opta Minerals Subsidiaries has collected from any of the past and present customers (or other persons paying amounts to the Corporation or an Opta Minerals Subsidiary) the amount of all Taxes (including goods and services tax and provincial sales taxes) required to be collected and has paid and remitted such Taxes when due in the form required under applicable Laws.

(e)

For all transactions between the Corporation or an Opta Minerals Subsidiary, on the one hand, and any non-resident person with whom the Corporation or an Opta Minerals Subsidiary was not dealing at arm's length, for the purposes of the Tax Act, on the other hand, the Corporation or the Opta Minerals Subsidiary has made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the Tax Act or any similar applicable transfer pricing provisions.

Qualifications and Licenses

(a)

Each of the Corporation and the Opta Minerals Subsidiaries is in compliance, and has complied, in all material respects, with all Laws applicable to the operation of its business and each of the Corporation and the Opta Minerals Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, and each of the Corporation and the Opta Minerals Subsidiaries is in compliance, and has complied, in all material respects, with all such qualifications and licences.

Health and Safety Compliance

(a)

Each of the Corporation and the Opta Minerals Subsidiaries has operated in accordance, in all material respects, with all applicable Laws with respect to occupational health and safety, and there are no current, pending or threatened proceedings before any board or tribunal with respect to such matters.

(b)

The Corporation has made available to the Acquiror for review any inspection reports, workplace audits or written equivalent, made under any occupational health and safety legislation received by it since January 1, 2012. There are no outstanding inspection orders or written equivalent made under any occupational health and safety legislation which relate to or affect the Corporation or any of the Opta Minerals Subsidiaries. Each of the Corporation and the Opta Minerals Subsidiaries has complied in all material respects with any orders issued under any occupational health and safety legislation of which the Corporation has received written notice.

1.2	Liability for Representations and Warranties of the Shareholder

(a)

The representations and warranties contained in this Schedule "A" will survive consummation of the Amalgamation (or any Alternative Transaction) and, notwithstanding consummation of the Amalgamation (or any Alternative Transaction) and any investigation made by or on behalf of the Acquiror or Acquiror Parent, continue in full force and effect for a period of 180 days after the consummation of the Amalgamation (or any Alternative Transaction).

(b)

The Shareholder shall not have any obligation or liability with respect to any representation or warranty made by the Shareholder in this Schedule “A” after the end of the 180-day period after the consummation of the Amalgamation except for claims relating to the representations and warranties that the Shareholder has been notified of prior to the end of such time period.

1.3	Indemnification in Favour of the Acquiror and the Acquiror Parent

For the purposes of this Schedule A, "Damages" means any losses, liabilities, damages or expenses (including legal fees and expenses on a full indemnity basis without reduction for tariff rates or similar reductions) whether resulting from an action, suit, proceeding, arbitration, claim or demand that is instituted or asserted by a third party, including a Governmental Entity, or a cause, matter, thing, act, omission or state of facts not involving a third party.

Subject to paragraph 1.5 below, the Shareholder shall indemnify and save each of the Corporation, the Acquiror and the Acquiror Parent and their respective successors, shareholders, directors, officers, employees, agents and representatives harmless of and from, and shall pay for, any Damages suffered by, imposed upon or asserted against it or any of them as a result of, in respect of, connected with, or arising out of, under, or pursuant to:

(a)	any breach or inaccuracy of any representation or warranty given by the Shareholder contained in Section 4.1 of the Agreement;

(b)	any breach or inaccuracy of any representation or warranty as to the Corporation or the Opta Minerals Subsidiaries given by the Shareholder contained in this Schedule "A"; and

(c)

any failure of the Shareholder to hold immediately prior to the Amalgamation or Alternative Transaction, and transfer to the Acquiror pursuant to the Amalgamation or Alternative Transaction, good and valid title to the Subject Securities to the Acquiror, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands or rights of others of any nature or kind whatsoever.

1.4	Indemnification in favour of Acquiror and Acquiror Parent for Transaction Costs

(a)

Within 90 days following the Effective Date (or such other date as is mutually agreed to by the Shareholder and the Acquiror or Acquiror Parent in writing), the Acquiror or Acquiror Parent shall prepare and deliver to the Shareholder a draft statement detailing the Final Transaction Costs (as defined below) (the "Draft Transaction Costs Statement").

"Final Transaction Costs" means the aggregate amount of any and all fees and expenses paid, payable, incurred, or for which services have either been rendered to or ordered by the Corporation or the Opta Minerals Subsidiaries up until and including the Effective Date in connection with the negotiation, preparation and execution of the Acquisition Agreement, the Amalgamation Agreement, the Meeting or the Circular and the other transactions contemplated thereunder, including, but not limited to, legal fees and expenses, investment banking fees, financial advisory fees and expenses (including any success fees that may be payable), fees paid to the Fiscal Advisor in connection with the preparation and delivery of the Fairness Opinion, change of control and retention payments to management and employees, costs of Opta Mineral’s D&O liability run-off insurance valid for six (6) years following the Effective Date, fees payable to directors, printing and mailing costs of the Circular, transfer agent fees, and any other out-of-pocket costs and expenses incurred in connection with the Acquisition Agreement, the Amalgamation Agreement and other transactions contemplated thereunder, including all fees and expenses which were deducted from the Share Consideration in accordance with the Acquisition Agreement, provided, however, that the payments referred to in Section 1.1 of the Disclosure Letter are each to be excluded from the Final Transaction Costs and shall therefore not be deducted from the Share Consideration.

(b)

The Shareholder shall have ten (10) Business Days to review the Draft Transaction Costs Statement following receipt thereof and Shareholder must notify the Acquiror in writing if it has any objection to the Draft Transaction Costs Statement within such ten (10) Business Day period. The notice of objection must contain a statement of the basis of the Shareholder's objections and the amounts in dispute.

(c)

If Shareholder sends a written notice of objection to the Draft Transaction Costs Statement in accordance with Section 1(b), the Acquiror and the Shareholder shall work expeditiously and in good faith in an attempt to resolve such objections within 10 Business Days following receipt of the notice. Failing resolution of any such objection raised by the Shareholder, the dispute will be submitted for determination to an independent firm of chartered accountants mutually agreed to by the Acquiror and the Shareholder, and failing such mutual agreement, to KPMG LLP (the "Third Party Accountants"). The determination of the Third Party Accountants will be final and binding upon the Acquiror, the Acquiror Parent and the Shareholder and will not be subject to appeal, absent manifest error. The Third Party Accountants are deemed to be acting as experts and not as arbitrators.

(d)

The Draft Transaction Costs Statement shall be revised to reflect either the agreement of the parties or the determination of the Third Party Accountants, as applicable, within two (2) Business Days following such final agreement of the parties or determination. The Draft Transaction Costs Statement, as revised in accordance with the foregoing, will automatically become the "Final Transaction Costs Statement".

(e)

If the Shareholder does not notify the Acquiror of any objection to the Draft Transaction Costs Statement within the ten (10) Business Day period in accordance with Section 1(b), the Shareholder is deemed to have accepted and approved the Draft Transaction Costs Statement and such Draft Transaction Costs Statement will be final, conclusive and binding upon the Shareholder, and will not be subject to appeal. The Draft Transaction Costs Statement will become the "Final Transaction Costs Statement" on the first Business Day following the end of such ten (10) Business Day period.

(f)

In the case of a dispute and the retention of Third Party Accountants to determine such dispute, the costs and expenses of the Third Party Accountants will be borne equally by Vendor and Purchaser. However, Vendor and Purchaser shall each bear their own costs in presenting their respective cases to the Third Party Accountants.

(g)

If the Final Transaction Costs as reflected on the Final Transaction Costs Statement exceed the Estimated Transaction Costs deducted from the Consideration upon closing of the Amalgamation by more than $75,000, the Shareholder shall pay to the Acquiror or Acquiror Parent (or to such other person as either the Acquiror or Acquiror Parent shall direct) the amount of such difference in excess of $75,000 by wire transfer of immediately available funds within five (5) Business Days after determination of the Final Transaction Costs as reflected on the Final Transaction Costs Statement.

1.5	Limitations on Indemnification

(a)

The Shareholder shall only be obligated to make any payment for Damages for indemnification or otherwise with respect to the matters described in paragraph 1.3(b) up to a maximum amount of $700,000 (the "Indemnification Limit") nor shall the Shareholder be obligated to make any payment for Damages for indemnification or otherwise unless the aggregate amount of such Damages is at least $50,000 (the "Threshold") (and once the Threshold is exceeded, the Shareholder will be obligated to make a payment for all such Damages starting from the first dollar).

(b)

Any payment for Damages from the Shareholder for indemnification with respect to the matters described in paragraph 1.3(b) may be claimed by the Acquiror Parent through (i) a reduction of the principal amount owed by Amalco (a then subsidiary of the Acquiror Parent) to the Shareholder under the subordinated unsecured promissory note issued to the Shareholder in connection with the Amalgamation (or set-off against any amount payable thereunder) up to a maximum amount of reduction or set-off equal to the Indemnification Limit, or, at the election of the Acquiror Parent, (ii) a cash payment from the Shareholder to Speyside Equity Fund I LP or to an affiliate thereof or a fund managed thereby up to a maximum of $350,000, with any remaining portion of Damages over and above such cash payment and up to the Indemnification Limited being claimed and paid through reduction of the principal amount owed by Amalco (a then subsidiary of the Acquiror Parent) to the Shareholder under the subordinated unsecured promissory note issued to the Shareholder in connection with the Amalgamation (or set-off against any amount payable thereunder).

(c)

In no circumstances shall the Shareholder be obligated to make any payment for Damages for indemnification directly to the Interested Shareholder with respect to the matters described in paragraphs 1.3(b).

(d)

The Indemnification Limit and the Threshold will not apply to, and the Shareholder shall be liable for all Damages with respect to: (i) any claims for indemnification under paragraphs 1.3(a) and 1.3(c); or (ii) any claim involving fraud or fraudulent or intentional misrepresentation.

(e)

Subject to Section 1.5(b), any payment for Damages (or a portion thereof) owed by the Shareholder for indemnification or otherwise pursuant to this Agreement may, at the election of the Acquiror Parent, either (i) be satisfied by a reduction from the principal amount owed by Amalco to the Shareholder under the subordinated unsecured promissory note issued to the Shareholder in connection with the Amalgamation (or set-off against any amount payable thereunder), or (ii) be made as a cash payment directly to Speyside Equity Fund I LP or to an affiliate thereof or a fund managed thereby.

1.6	Notification

(a)

If a Third Party Claim is instituted or asserted against a person with indemnification rights or benefits contained in the Schedule "A" (an "Indemnified Person"), the Indemnified Person shall notify the Shareholder in writing of the Third Party Claim.

(b)	If an Indemnified Person becomes aware of a Direct Claim (as such term is defined in paragraph 1.7), the Indemnified Person shall notify the Shareholder in writing of the Direct Claim.

(c)

Notice to the Shareholder under this paragraph of a Direct Claim or a Third Party Claim is assertion of a claim for indemnification against the Shareholder under this Agreement. Upon receipt of such notice, the provisions of paragraph 1.8 will apply to any Third Party Claim and the provisions of paragraph 1.7 will apply to any Direct Claim.

(d)

The omission to notify the Shareholder shall not relieve the Shareholder from any obligation to indemnify the Indemnified Person, unless the notification occurs after the expiration of the specified period set out paragraph 1.2 to the extent that such specified period applies to the relevant obligation to indemnify.

1.7	Direct Claims

For the purposes of the Schedule A, "Direct Claim" means any cause, matter, thing, act, omission or state of facts not involving a Third Party Claim which entitles an Indemnified Person to make a claim for indemnification under this Agreement.

(a)

Following receipt of notice of a Direct Claim, the Shareholder has 30 days to investigate the Direct Claim and respond in writing. For purposes of the investigation, the Indemnified Person shall make available to the Shareholder the information relied upon by the Indemnified Person to substantiate the Direct Claim, together with such other information as the Indemnifying Party may reasonably request.

(b)

If the Shareholder disputes the validity or amount of the Direct Claim, the Shareholder shall provide written notice of the dispute to the Indemnified Person within the 30-day period specified in the paragraph above. The dispute notice must describe in reasonable detail the nature of the Shareholder's dispute. During the 30-day period immediately following receipt of a dispute notice by the Indemnified Person, the Shareholder and the Indemnified Person shall attempt in good faith to resolve the dispute. If the Shareholder and the Indemnified Person fail to resolve the dispute within that 30-day period, the Indemnified Person is free to pursue all rights and remedies available to it, subject only to this Agreement. If the Shareholder fails to respond in writing to the Direct Claim within the 30-day period specified in the paragraph above, the Shareholder is deemed to have agreed to the validity and amount of the Direct Claim and shall promptly pay in full the amount of the Direct Claim to the Indemnified Person.

1.8	Third Party Claims

For the purposes of the Schedule A, "Third Party Claim" means any action, suit, proceeding, arbitration, claim or demand that is instituted or asserted by a third party, including a Governmental Entity, against an Indemnified Person which entitles the Indemnified Person to make a claim for indemnification under this Agreement.

(a)

Subject to the terms of this paragraph 1.8, upon receiving notice of a Third Party Claim, the Shareholder may participate in the investigation and defense of the Third Party Claim. The Shareholder shall cooperate on a timely basis with the Indemnified Person in the defense of any Third Party Claim, as the Indemnified Person shall reasonably request.

(b)

The Indemnified Person has the right (but not the obligation) to undertake the defense of the Third Party Claim. The Indemnified Person may compromise and settle the Third Party claim but the Shareholder shall not be bound by any compromise or settlement of the Third Party Claim effected without its consent (which consent may not be unreasonably withheld or delayed). The Indemnified Person agrees to keep the Shareholder fully informed of the status of any Third Party Claim and any related proceedings.

1.9	Fraud and Other Remedies

The rights and remedies of the Acquiror and Acquiror Parent under this Schedule "A" are cumulative and are without prejudice and in addition to any rights or remedies the Acquiror or Acquiror Parent may have at law or in equity. In addition, nothing in this Schedule "A", limits or restricts in any way any remedies available, or Damages payable, for claims involving fraud or fraudulent misrepresentation.

1.10	Reductions and Subrogation

If the amount of any Damages incurred by an Indemnified Person is reduced by any recovery or settlement pursuant to any insurance coverage, the amount of such reduction (less any costs, expenses, deductibles or premiums incurred in connection therewith), shall promptly be repaid to the Shareholder upon receipt by the Indemnified Person of the full payment of such amount. If any Damages or loss can be reduced by any recovery or settlement pursuant to any insurance coverage, the Indemnified Person shall take all commercially reasonable steps to obtain such insurance recovery or settlement, and all cost of such enforcement incurred by such Indemnified Person shall be borne by the Shareholder.

1.12	One Recovery

An Indemnified Person shall not be entitled to double recovery for any Damages even though they may have resulted from the breach of more than one of the representations, warranties, agreements and covenants made by the Shareholder pursuant to the Agreement or this Schedule "A".

1.13	Duty to Mitigate

Nothing in this Schedule "A" shall in any way restrict or limit the general obligation under applicable Law of an Indemnified Person to mitigate the Damages which it may suffer or incur by reason of the breach by the Shareholder of any representation or warranty under this Schedule "A".